                                                                       EXHIBIT 3



                              BANK OF AMERICA, N.A.
                        BANK OF AMERICA CORPORATE CENTER
                             100 NORTH TRYON STREET
                         CHARLOTTE, NORTH CAROLINA 28255


                         BANC OF AMERICA SECURITIES LLC
                          9 W. 57TH STREET, 43RD FLOOR
                            NEW YORK, NEW YORK 10019


March 7, 2000



Cornerstone Equity Investors IV, L.P.
717 Fifth Avenue, 11th Floor
New York, New York  10022

Attention:  Mr. Michael Najjar

Centre Capital Investors III, L.P.
30 Rockefeller Plaza, 50th Floor
New York, New York  10020

Attention:  Mr. Robert Bergmann

        Re:    $155,000,000 Senior Secured Credit Facilities
               Commitment Letter


Gentlemen:

Each of (i) Cornerstone Equity Investors IV, L.P. and (ii) Centre Capital Investors III, L.P. and related entities ((i) and (ii) collectively, the "BUYERS") have advised Bank of America, N.A. ("BANK OF AMERICA") and Banc of America Securities LLC ("BAS") that they intend, through a newly-organized special purpose corporation ("NEWCO"), to invest in a leveraged recapitalization (the "TRANSACTION") of Westaff, Inc. (the "BORROWER") which will merge with Newco, with the Borrower being the surviving entity of such merger. The respective amounts anticipated to be expended in connection with the Transaction are set forth in the Sources and Uses Table attached hereto as Schedule I. References herein to the "Transaction" shall include the financing described herein, and all other transactions related to the Transaction.

You have also advised us that you propose to finance the Transaction, the related premiums, fees and expenses and the ongoing general corporate needs of the Borrower and its subsidiaries after completion of the Transaction from the following sources: (a) $68.3 million in common and preferred equity on terms to be agreed upon by you and us (the "EQUITY FINANCING"), consisting of $63.9 million in new equity ($16.0 million of which shall be common equity and $47.9 million of which shall be redeemable preferred equity) and $4.4 million of rollover equity held by certain existing stockholders of the Borrower ($1.1 million of which shall be common equity and $3.3 million of which shall be redeemable preferred equity), (b) approximately $155.0 million from senior credit facilities (the "SENIOR CREDIT FACILITIES") of the Borrower comprised of a $100.0 million term loan facility (the "TERM LOAN FACILITY") and a $55.0 million revolving credit facility (the "REVOLVING CREDIT FACILITY") and (c) $35.0 million in subordinated mezzanine financing (the "SUBORDINATED NOTES"). The

Cornerstone Equity Investors IV, L.P.
Centre Capital Investors III, L.P.
March 7, 2000
Page 2


Revolving Credit Facility will also be available to finance the continuing operations of the Borrower and its subsidiaries after consummation of the Transaction.

In connection with the foregoing, Bank of America is pleased to advise you of its commitment (this letter being the "COMMITMENT LETTER") to act as exclusive administrative agent for (in such capacity, the "ADMINISTRATIVE AGENT"), and to provide the full principal amount of, the Senior Credit Facilities, in each case upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET"). BAS is pleased to advise you of its willingness, as sole and exclusive Lead Arranger, Book Manager and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions (the "LENDERS") reasonably acceptable to you for the Senior Credit Facilities.

Bank of America will act as sole and exclusive Administrative Agent for the Senior Credit Facilities and BAS will act as sole and exclusive Lead Arranger, Book Manager and Syndication Agent for the Senior Credit Facilities. No additional agents, co-agents, arrangers or book managers will be appointed and no other titles will be awarded without our prior written approval.

BAS intends to commence syndication efforts promptly following the execution of the Transaction Documents (as defined below), and you agree to actively assist, and to cause the Borrower to assist, BAS in achieving a syndication of the Senior Credit Facilities that is reasonably satisfactory to it. Such assistance by you and the Borrower shall include (a) your providing and using your commercially reasonable efforts to cause the Borrower and your advisors to provide us, and the other Lenders upon reasonable request, with all information reasonably deemed necessary by us to complete syndication, including, but not limited to, information and evaluations prepared by the Buyers and the Borrower and their advisors, or on their behalf, relating to the Transaction; (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from existing lending relationships of the Buyers and the Borrower; and (d) otherwise assisting us in our syndication efforts, including using your commercially reasonable efforts to make senior management and advisors of the Buyers and the Borrower and their subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that Bank of America and BAS, after consultation with you, will manage and control, in consultation with you, all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. BAS shall use reasonable efforts to include lenders with which you have lending relationships or which you otherwise identify to us among the group of lenders invited to participate in the Senior Credit Facilities pursuant to the syndication contemplated under this Commitment Letter. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at our sole discretion and that any syndication prior to execution of the definitive documentation for the Senior Credit Facilities will reduce the commitment of Bank of America.

The commitment of Bank of America hereunder and the agreement of BAS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to us in our sole discretion: (a) each of the terms and conditions set forth herein and in the Term Sheet and the Fee Letter; (b) sources and uses of funds approximately equal to those set forth in the table attached hereto as Schedule I (including with respect to the total amount of equity funding); (c) the absence of a material breach of any representation, warranty or agreement of the Buyer or the Borrower set forth herein; (d) the execution by the Borrower and the Buyer and/or other appropriate parties of a definite purchase agreement and other related documentation for the Transaction (collectively, the "TRANSACTION DOCUMENTS"), which Transaction Documents shall be in form and substance reasonably satisfactory to us; (e) our satisfaction that prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank

Cornerstone Equity Investors IV, L.P.
Centre Capital Investors III, L.P.
March 7, 2000
Page 3


financing by or on behalf of the Borrower (other than the Subordinated Notes described herein); (f) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Term Sheet and otherwise satisfactory to us (the "CREDIT AGREEMENT DOCUMENTS"); (g) no material adverse change in or material disruption of conditions in the financial, banking or capital markets which we, in our reasonable discretion, deem material in connection with the syndication of the Senior Credit Facilities shall have occurred and be continuing; (h) no change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (A) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or (B) the ability of the Borrower to perform its obligations under the Transaction Documents or the Credit Agreement Documents, shall have occurred; and (i) our not becoming aware after the date hereof of any information or other matter which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (in which case we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).

You hereby represent, warrant and covenant that, to your knowledge, (a) all information, other than the Projections (defined below), which has been or will be made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "INFORMATION") is, or will be when furnished, when taken as a whole, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances when made, and (b) all projections concerning the Borrower and its subsidiaries that have been or will be made available to us or the Lenders by you or any of your representatives (the "PROJECTIONS") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request (including due diligence investigations of the Borrower prepared by accountants and advisors of the Buyers to the extent permitted by such accountants and advisors) and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities to the extent necessary. You understand that, in arranging and syndicating the Senior Credit Facilities, Bank of America and BAS will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, you agree to pay all reasonable third-party out-of-pocket fees and expenses incurred before or after the date hereof by us in connection with the Senior Credit Facilities, the syndication thereof and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, BAS and each of their affiliates and their directors, officers, employees, advisors and agents (each, an "INDEMNIFIED PARTY") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and reasonable expenses (including, without limitation, the reasonable fees and expenses of counsel and, without duplication, the allocated cost of internal counsel) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith)
(a) the Transaction and any of the other transactions contemplated thereby, or
(b) the Senior Credit Facilities or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Party. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your shareholders or creditors or an Indemnified Party and whether or not the Transaction is consummated. Without limiting the first sentence of this paragraph, no Indemnified Party or other party hereto shall be liable to any other party hereto or its subsidiaries or affiliates or to its or their respective security holders or creditors for any special, indirect, consequential or punitive damages arising out of, related to or in connection with the Transaction or any of the financings.

Cornerstone Equity Investors IV, L.P.
Centre Capital Investors III, L.P.
March 7, 2000
Page 4


The terms of this Commitment Letter, the Term Sheet and the fee letter among you and us of even date herewith (the "FEE LETTER") are confidential and, except for disclosure on a confidential basis to your accountants, attorneys, board, equity holders and other professional advisors retained by you in connection with the Senior Credit Facilities or as may be required by law, may not be disclosed in whole or in part to any other person or entity (including the Borrower) without our prior written consent; provided, however, it is understood and agreed that you may disclose the terms of this Commitment Letter and the Term Sheet (but not the Fee Letter) (i) on a confidential basis to the officers, equity holders, board of directors and advisors of the Borrower in connection with their consideration of the Transaction, and (ii) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the SEC and other applicable regulatory authorities and stock exchanges, and in proxy and other materials disseminated to stockholders and other purchasers of securities of the Borrower.

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder; provided, however, that the Buyers shall be deemed released of their reimbursement and indemnification obligations hereunder upon the execution of all the Credit Agreement Documents. The liability of the Buyers for all representations, warranties, covenants and other agreements of the Buyers contained in the immediately preceding three paragraphs and elsewhere in this Commitment Letter and the Fee Letter shall be joint and several.

In connection with the services and transactions contemplated hereby, the Buyers agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Buyers, Newco, the Borrower or any of their respective affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates. Bank of America, BAS and their affiliates will treat confidential information relating to the Buyers, Newco, the Borrower and their respective affiliates with the same degree of care as they treat their own confidential information.

This Commitment Letter and the Fee Letter shall be governed by laws of the State of New York. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof.

This Commitment Letter, together with the Term Sheet and the Fee Letter, are the only agreements that have been entered into among us with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. eastern standard time on March 8, 2000 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earliest to occur of (a) the closing of the Transaction without the use of the Senior Credit Facilities, (b) the acceptance by the Borrower or any of its affiliates of an offer for all or any substantial part of the capital stock or assets of the Borrower other than the offer contemplated hereby, and (c) July 31, 2000 unless definitive documentation for the Senior Credit Facilities is executed and delivered prior to such date.

Cornerstone Equity Investors IV, L.P.
Centre Capital Investors III, L.P.
March 7, 2000
Page 5


We are pleased to have the opportunity to work with you in connection with this important financing.



Very truly yours,

BANK OF AMERICA, N.A.


By:           [SIG]
   ---------------------------
Title: Principal


BANC OF AMERICA SECURITIES LLC


By:           [SIG]
   ---------------------------
Title: Principal


Accepted and Agreed to
as of
     -----------------,

CORNERSTONE EQUITY INVESTORS IV, L.P.


By:    /s/ Michael E. Najjar
   ---------------------------
Title: Managing Director


CENTRE PARTNERS MANAGEMENT LLC


By:    /s/ Robert Bergmann
   ---------------------------
Title: Managing Director

                                   SCHEDULE I

                             SOURCES AND USES TABLE


SOURCES OF FUNDS                      ($MMS)     USES OF FUNDS                           ($MMS)
-----------------------------------------------------------------------------------------------
Senior Credit Facility:                          Purchase of Equity                      $160.2
     Revolver(1)                       $12.5
     Term Loan                         100.0     Refinance Outstanding Debt(2)            $42.8
                                     -------
        Total Senior Debt             $112.5
                                                 Transaction Fees and Expenses(3)         $12.0
     Senior Subordinated Loan          $35.0
                                                 Cash on Hand                              $0.8
Equity:
   Rollover Redeemable                  $3.3
Preferred
   New Redeemable Preferred             47.9
   Rollover Common Equity                1.1
   New Common Equity                    16.0
                                     -------
     Total Equity                      $68.3

                                     -------                                            -------
Total Sources of Funds                $215.8     Total Uses of Funds                     $215.8
                                     =======                                            =======

        (1) Includes up to $5 million of Revolver to be funded within 5 days after Closing for Transaction Fees and Expenses.

        (2) Debt to be refinanced represents the amount scheduled to be outstanding as of April 15, 2000.

        (3) Includes up to $5 million of Transaction Fees and Expenses to be paid within 5 days after Closing.

                                                                       EXHIBIT A

                                  WESTAFF, INC.

                         SUMMARY OF TERMS AND CONDITIONS

                                  MARCH 7, 2000


Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Senior Secured Credit Facilities Commitment Letter (the "COMMITMENT LETTER"), dated of even date herewith, to which this Summary of Terms and Conditions is attached.
================================================================================

BORROWER:               Westaff, Inc., a Delaware corporation (the "BORROWER" or
                        "WESTAFF").

TRANSACTION:            The Borrower will be acquired by (i) Cornerstone Equity
                        Investors IV, L.P. and (ii) Centre Capital Investors
                        III, L.P. and related entities ((i) and (ii) collectively, the "SPONSORS") and certain other persons.
                        The Transaction (as defined below) will be structured as a merger of a special purpose corporation ("NEWCO") with and into the Borrower, in which the Borrower will be the surviving corporation (the "TRANSACTION").

GUARANTORS:             The Senior Credit Facilities (defined below) shall be
                        guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower
                        (collectively, the "GUARANTORS") upon consummation of the Transaction. All guarantees shall be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:   Bank of America, N.A. (the "ADMINISTRATIVE AGENT" or
                        "BANK OF AMERICA") will act as sole and exclusive administrative and collateral agent.

LEAD ARRANGER,
BOOKMANAGER AND
SYNDICATION AGENT:      Banc of America Securities LLC ("BAS").

LENDERS: A syndicate of financial institutions (including Bank of America) arranged by BAS (collectively, the "LENDERS").

SENIOR CREDIT
FACILITIES:             An aggregate principal amount of $155.0 million will be
                        available upon the terms and conditions hereinafter set forth:

                        Revolving Credit Facility: $55.0 million revolving credit facility (the "REVOLVING CREDIT FACILITY"), which will include a $30 million sublimit for the issuance of letters of credit (primarily for the purpose of backing workers compensation liabilities) (each a "LETTER OF CREDIT") and a $5.0 million sublimit for swing line loans ("SWING LINE LOANS"). Letters of Credit will be issued by Bank of America (in such capacity, the "FRONTING BANK"), and each Lender under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit. Swing Line Loans will be made by Bank of America (in such capacity, the "SWING LINE LENDER"), and each Lender under the Revolving Credit Facility will purchase an unconditional participation in each Swing Line Loan.

                        Term Loan Facility: $100.0 million term loan facility (the "TERM LOAN FACILITY"), all of which will be drawn on the Closing Date, provided that BAS

-------------------------------------------------------------------------
                        may, based upon market demand, reallocate a portion of (as separately agreed between the Borrower and BAS) the Term Loan Facility to a seven year "B" term loan with minimal amortization during the first six years.

                        The Revolving Credit Facility and the Term Loan Facility are collectively referred to herein as the "SENIOR CREDIT FACILITIES".

PURPOSE: The proceeds of the Senior Credit Facilities shall be used: (i) to refinance the outstanding principal amount of existing indebtedness of the Borrower; (ii) to pay the cash portion of the purchase price for the Borrower pursuant to the Transaction Documents (as defined below); (iii) to pay fees and expenses incurred in connection with the Transaction; and (iv) to provide for working capital and other general corporate purposes of the Borrower and its subsidiaries.

CLOSING: The execution of definitive loan documentation, to occur on or before July 31, 2000 (the "CLOSING").

INTEREST RATES:         As set forth in Addendum I.

MATURITY:               The Revolving Credit Facility shall terminate and all
                        amounts outstanding thereunder shall be due and payable in full 6 years from the date of Closing (the "CLOSING
                        DATE").

                        The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding thereunder being due and payable in full 6 years from the Closing Date.

AVAILABILITY/
SCHEDULED
AMORTIZATION:           Revolving Credit Facility: Loans under the Revolving
                        Credit Facility ("REVOLVING CREDIT LOANS") may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit
                        Facility.

                        Term Loan Facility: Loans made under the Term Loan Facility ("TERM LOANS") will be available in a single borrowing at Closing. The Term Loan Facility will be subject to quarterly amortization of principal (except with respect to the first year after the Closing Date, during which principal will amortize in two installments, one due nine months after Closing and the second due on the first anniversary of the Closing
                        Date), based upon the annual amounts set forth below and the installments in each year shall be equal in amount (the "SCHEDULED AMORTIZATION").


                                                   Amount
                                                 ------------
                      Loan year 1                  $5,000,000
                      Loan year 2                  10,000,000
                      Loan year 3                  12,500,000
                      Loan year 4                  15,000,000
                      Loan year 5                  20,000,000
                      Loan year 6                  37,500,000
                                                 ------------
                      Total                      $100,000,000


SECURITY:               Concurrently with the Transaction, the Administrative
                        Agent (on behalf of the Lenders) shall receive a first priority perfected security interest (i) in all of the capital stock of each of the domestic subsidiaries
                        (direct or indirect) of the Borrower owned by the Borrower or a domestic company and 65% of the

-------------------------------------------------------------------------
                        capital stock of each foreign subsidiary (direct or indirect) of the Borrower owned by the Borrower or a domestic company, which capital stock shall not be subject to any other lien or encumbrance; and (ii) substantially all other present and future domestic assets and properties of the Borrower and its subsidiaries (including, without limitation, accounts receivable, inventory, owned real property, machinery, equipment, contracts, trademarks, copyrights, patents, license rights and general intangibles) (subject to certain permitted liens to be agreed); provided that the above list shall not include those assets as to which the Administrative Agent shall determine in its sole discretion that the costs and legal difficulties of obtaining such a security are excessive in relation to the value of the security to be afforded thereby.

                        The foregoing security shall ratably secure the Senior Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender or its affiliates under the Senior Credit Facilities.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:             In addition to the Scheduled Amortization, the Senior
                        Credit Facilities will be prepaid by an amount equal to
                        (i) 100% of the net cash proceeds of all asset sales by the Borrower or any subsidiary of the Borrower
                        (including sales of stock of subsidiaries), subject to de minimis baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes and other amounts to be agreed; (ii) 75% of Excess Cash Flow
                        (to be defined in the loan documentation) in fiscal year
                        2001 and thereafter, reducing to 50% of Excess Cash Flow upon achieving a to-be-determined Maximum Leverage
                        Ratio, pursuant to an annual cash sweep arrangement;
                        (iii) 100% of the net cash proceeds from the issuance of any debt (excluding the Subordinated Notes to be issued in connection with this Transaction) by the Borrower or any subsidiary of the Borrower (other than certain debt to be agreed); and (iv) 50% of the net cash proceeds from the issuance of equity by the Borrower or any subsidiary of the Borrower (subject to exceptions and qualifications to be agreed). Prepayments shall be applied to reduce the Term Loan Facility pro rata with respect to each remaining installment of principal.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:             The Borrower may prepay the Senior Credit Facilities in
                        whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.
                        Prepayments shall be applied to reduce the Term Loans pro rata with respect to each remaining installment of principal. The unutilized portion of any commitment under the Revolving Credit Facility may be irrevocably canceled in whole or in part.

CONDITIONS
PRECEDENT TO
CLOSING: The Closing (and the initial funding) of the Senior Credit Facilities will be subject to satisfaction on or prior to July 31, 2000 of customary conditions precedent deemed appropriate by the Administrative Agent and the Lenders for leveraged financings generally and for this transaction in particular, including, but not limited to, the following:

-------------------------------------------------------------------------

                        (i) Concurrent Transactions; Documentation. The Equity Financing and the Subordinated Notes shall have been issued on terms reasonably satisfactory to the Administrative Agent pursuant to definitive documentation in form and substance reasonably satisfactory to the Administrative Agent. The Transaction shall have been consummated on terms reasonably satisfactory to the Administrative Agent pursuant to the Transaction Documents, and all material conditions precedent to the consummation of the Transaction Documents shall have been satisfied or, with the prior approval of the Administrative Agent, waived. The Transaction Documents shall not have been amended or waived in any material respect without the prior approval of the Administrative Agent. The Borrower and the Guarantors shall have entered into the Credit Agreement Documents in form and substance satisfactory to the Administrative Agent, the Lenders and BAS, and all conditions precedent to the initial borrowings shall have been satisfied.

                        (ii)    Refinancing of Indebtedness; Liens.
                                Substantially all of the indebtedness of the Borrower shall be repaid concurrently with the consummation of the Transaction and all liens securing such indebtedness shall have been released on terms satisfactory to the Administrative Agent. In the event that the total indebtedness of the Borrower to be refinanced in connection with the Transaction is greater than $50 million and the day sales outstanding is greater than 46 days, the Borrower shall be permitted to sell at face value a strip of accounts receivable to W. Robert Stover until the day sales outstanding is reduced to 46 days, provided that the accounts receivable to be sold shall be in an amount no greater than $5 million.

                        (iii) Capitalization; Etc. After giving effect to the Transaction, the Administrative Agent shall be reasonably satisfied with the corporate, capital and ownership structure (including articles of incorporation and by-laws), stockholders' agreements and management of the Borrower and its subsidiaries. Notwithstanding the foregoing
                                (a) at Closing, the Borrower shall have not less than $17.0 million of availability under the Revolving Credit Facility, and (b) the Borrower's pro forma ratio of total debt to EBITDA will not exceed 4.40 to 1.00 (excluding Letters of Credit issued for the purposes of workers' compensation liability and based upon the Borrower's pro-forma total debt and pro forma EBITDA for the relevant 12-month period). For the period ended January 22, 2000 the EBITDA amount is $34.8 million; provided that, in the event that unaudited financial statements are available for the period ended April 15, 2000, then the EBITDA amount shall be calculated as $27.8 million plus an amount equal to EBITDA earned for the quarter ended April 15, 2000. In the case of (a) and (b) above, the calculations
                                (1) shall not include borrowings required to finance up to $5 million in transaction fees and expenses to be paid within five days after the Closing Date and (2) shall give effect to any pay-down of debt from the proceeds of the receivables transaction with W. Robert Stover described in paragraph (ii) above, without including in the amount of debt the amount of any receivable note purchased by Mr. Stover pursuant to paragraph (ii) above.

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                                      A-4

                        (iv) Financial Statements. The Administrative Agent shall have received (a) audited financial statements of the Borrower for its most recent three fiscal years, (b) the most recent unaudited quarterly financial statements of the Borrower, (c) an unaudited pro forma balance sheet of the Borrower and its subsidiaries which gives effect to the Transaction as if it had occurred on the last day of the most recently completed fiscal quarter of the Borrower, and
                                (d) an unaudited pro forma income statement of the Borrower (including a calculation of EBITDA) which gives effect to the Transaction for the trailing 12 months of operations ending on the most recently completed fiscal quarter end of the Borrower.

                        (v) Other Obligations. On or prior to Closing, (a) all fees and expenses due and payable to Bank of America, any other Lender and/or their affiliates pursuant to the Commitment Letter, the Fee Letter or otherwise shall have been paid in full as contemplated therein, and (b) the Borrower and the Buyer shall have complied with all of their obligations under the Commitment Letter and the Fee Letter, and each such letter shall be in full force and effect.

                        (vi) Consents. All material governmental, shareholder and third-party consents (including Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Transaction and the other transactions contemplated hereby shall have been obtained; all such consents and approvals shall be in full force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or such other transactions or that could seek or threaten any of the foregoing.

                        (vii) Judgments, Etc. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the Transaction in the manner contemplated by the Transaction Documents and (b) any pending or threatened action, suit, investigation or proceeding which, if adversely determined, could materially adversely affect the ability of the Borrower or the Guarantors to perform any of their respective obligations under the Credit Agreement Documents or the ability of the Lenders to exercise their rights thereunder.

                        (viii) Opinions, Etc. The Administrative Agent shall have received (a) satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Credit Agreement Documents) and such corporate resolutions, certificates, and other documents as the Administrative Agent shall reasonably require and (b) satisfactory evidence that the Administrative Agent holds a perfected, first priority lien in substantially all collateral for the Senior Credit Facilities, subject to no other liens except for permitted liens to be determined.

                        (ix) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, Year 2000 questionnaires, and such other reports, audits or certifications as it may reasonably request.

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                                      A-5

REPRESENTATIONS AND
WARRANTIES:             Usual and customary for leveraged financings generally
                        and for this transaction in particular (with appropriate qualifications), including, but not limited to, the following: (i) corporate existence and status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and other information and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA matters;
                        (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes; (xiii) accuracy of disclosure; (xiv) Year 2000 matters; and
                        (xv) consummation of the Transaction.

COVENANTS:              Usual and customary for leveraged financings generally
                        and for this transaction in particular (with appropriate qualifications), including, but not limited to, the following: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates;
                        (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws (including environmental laws and ERISA matters) and material contractual obligations; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens and negative pledges; (viii) limitation on mergers, consolidations and sales of assets; (ix) limitation on incurrence of debt; (x) limitation on dividends, stock redemptions and the redemption and/or prepayment of subordinated debt; (xi) limitation on investments
                        (including loans and advances) and acquisitions; (xii) limitation on capital expenditures; (xiii) limitation on transactions with affiliates; and (xiv) satisfactory interest rate protection.

                        Financial covenants shall be:

                        - Maintenance on a rolling four quarter basis of the following maximum Leverage Ratios (total funded debt to EBITDA):

                                          PERIOD                              MAXIMUM RATIO
                                          ------                              -------------
                                          Closing through 10/31/01                5.25x
                                          11/1/01 through 10/31/02                4.75x
                                          11/1/02 through 10/31/03                4.25x
                                          11/1/03 through 10/31/04                3.75x
                                          11/1/04 to maturity                     3.25x


                        - Maintenance on a rolling four quarter basis of the following maximum Senior Leverage Ratio (senior funded debt to EBITDA):

                                          PERIOD                              MAXIMUM RATIO
                                          ------                              -------------
                                          Closing through 10/31/01                4.25x
                                          11/1/01 through 10/31/02                3.75x

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                                      A-6

                                          11/1/02 through 10/31/03                3.25x
                                          11/1/03 through 10/31/04                2.75x
                                          11/1/04 to maturity                     2.25x


                        - Maintenance on a rolling four quarter basis of the following minimum Interest Coverage Ratios (EBITDA to interest expense):

                                          PERIOD                              MINIMUM RATIO
                                          ------                              -------------
                                          Closing through 10/31/01                1.80x
                                          11/1/01 through 10/31/02                2.00x
                                          11/1/02 through 10/31/03                2.25x
                                          11/1/03 through 10/31/04                2.50x


                        For the purposes of the foregoing financial covenants, certain Letters of Credit related to workers compensation liabilities of the Borrower will not be included for purposes of calculating the leverage ratios.

EVENTS OF DEFAULT:      Usual and customary for leveraged financings generally
                        and for this transaction in particular (with grace periods and thresholds, where appropriate, to be agreed), including, but not limited to, the following:
                        (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties in any material respect, (iv) cross-default to other material indebtedness, (v) bankruptcy and other insolvency events, (vi) material judgments, (vii) ERISA matters,
                        (viii) actual or asserted invalidity of any loan documentation, subordination provisions or security interests, or (ix) change of control of the Borrower (to be defined).

ASSIGNMENTS AND
PARTICIPATIONS:         Each Lender will be permitted to make assignments in
                        acceptable minimum amounts to other financial institutions approved by the Borrower, which approval shall not be unreasonably withheld; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders or any of their affiliates. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date and releases of all or substantially all of the collateral and the Guarantors. An assignment fee of $3,500 shall be payable by the Lender to the Administrative Agent upon the effectiveness of any such assignment (including, but not limited to, an assignment by a Lender to any other Lender).

WAIVERS AND
AMENDMENTS:             Amendments and waivers of the provisions of the loan
                        agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit
                        Facilities, except that the consent of each Lender affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest, or fees, or (c) extensions of final scheduled maturities

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                                      A-7
                        or times for payment, and the consent of all of the Lenders shall be required with respect to (i) releases of all or substantially all of the collateral, and (ii) releases of all or substantially all of the Guarantors.


INDEMNIFICATION:        The Borrower shall indemnify the Administrative Agent,
                        BAS and the Lenders and their respective affiliates from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facilities, the Borrower's use of loan proceeds or the commitments (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party), including, but not limited to, reasonable attorneys' fees and settlement costs.

GOVERNING LAW:          New York.

FEES/EXPENSES:          As set forth in Addendum I.

OTHER: This Summary of Terms and Conditions is intended as an outline of certain of the material terms of the Transaction and the Senior Credit Facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby. The Borrower and each Guarantor shall each waive its right to a trial by jury.

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                                      A-8

                                                                      ADDENDUM I

                                  WESTAFF, INC.

                        INTEREST RATES, FEES AND EXPENSES

                                  MARCH 7, 2000


COMMITMENT FEE          The Borrower will pay a per annum fee (the "COMMITMENT
                        FEE") on the unused portion of the Senior Credit
                        Facilities of 0.50%. The Commitment Fee is payable quarterly in arrears commencing upon Closing. Swing Line
                        Loans shall not be included for purposes of determining the unused portion of the Senior Credit Facilities in connection with the calculation of the Commitment Fee except with respect to the unused portion of the commitment of the Swing Line Lender.

INTEREST RATES:         The Senior Credit Facilities shall bear interest at the
                        Borrower's option of (a) LIBOR, or (b) the Base Rate (to be defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus 0.50%);
                        in each case plus an applicable margin as set forth in the Pricing Grid below, except that Swing Line Loans shall bear interest at the Base Rate plus the applicable margin for Base Rate loans.

                        The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans or 9 or 12 months subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                        At any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts then due and payable shall bear interest at 2% above the rate applicable to Base Rate loans.

LETTER OF
CREDIT FEES:            The Borrower will pay a per annum fee (the "LETTER OF
                        CREDIT FEE") on the amount available to be drawn under each Letter of Credit at a rate equal to that applicable to LIBOR loans under the Revolving Credit Facility.
                        Letter of Credit Fees are payable quarterly in arrears to be shared proportionately among the Lenders. The
                        Borrower will also pay a fronting fee (the "FRONTING
                        FEE") of 0.125% per annum on the amount available to be drawn under each Letter of Credit. Fronting Fees are payable quarterly in arrears for the sole account of the Fronting Bank.

PRICING GRID:           Applicable margins will be determined based upon the
                        Borrower's Senior Leverage Ratio (defined as total senior debt to EBITDA) in accordance with the following
                        Pricing Grid:

                                 SENIOR LEVERAGE          LIBOR RATE
                                      RATIO                ADVANCES        BASE RATE ADVANCES
                                      -----                --------        ------------------
                                 less than 2.5x              2.50%                1.50%

                           2.5x less than or equal to
                          x less than or equal to 3.0x       3.00%                2.00%


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                                      A-9

                                 SENIOR LEVERAGE          LIBOR RATE
                                      RATIO                ADVANCES        BASE RATE ADVANCES
                                      -----                --------        ------------------
                                      >3.0x               3.25%            2.25%


INITIAL PRICING:        For a period of not less than six months following
                        Closing, the Initial Pricing will be locked at an applicable percentage equal to LIBOR plus 3.25% or Base
                        Rate plus 2.25%. After the initial six month period, pricing will fluctuate according to the Pricing Grid.
                        Any "B" term loan will bear interest at an applicable percentage LIBOR plus 3.75% or Base Rate plus 2.75% and will be subject to adjustment pursuant to the Pricing
                        Grid.

CALCULATION OF
INTEREST AND FEES:      Other than calculations in respect of interest
                        at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD
PROTECTION:             Customary for transactions and facilities of this type,
                        including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:               The Borrower will pay all reasonable costs and expenses
                        of the Agent associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Senior Credit Facilities, including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and BAS. The Borrower will also pay the reasonable expenses of each Lender in connection with the enforcement of any of the Credit Agreement
                        Documents.

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                                      A-10